The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed pursuant to Rule 424(b)(5)
 Registration No. 333-248453
SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2020
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 9, 2020)
$
United States Cellular Corporation
    % Senior Notes due

We are offering $      of our    % Senior Notes due      (the “Notes”). The Notes will mature on            ,      . We will pay interest on the Notes quarterly on            ,           ,            and             of each year, beginning            , 2021. We may redeem the Notes, in whole or in part, at any time on and after                  , 2026 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date, as further described under “Description of the Notes — Redemption and Repayment.”
The Notes will be our senior unsecured obligations and will rank on a parity with all of our existing and future senior unsecured obligations. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.
We intend to apply to list the Notes on the New York Stock Exchange under the symbol “UZE.” If the application is approved, we expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date. The Notes are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and the “Risk Factors” section contained in the documents incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total(3)
Public Offering Price(1)	%	$
Underwriting Discount(2)	%	$
Proceeds to UScellular (before expenses)	%	$

(1)
The public offering price does not include accrued interest, if any. Interest on the Notes will accrue from                 , 2020 and must be paid by the purchaser if the Notes are delivered after such date.

(2)
An underwriting discount of $      per Note (or up to $      for all Notes) will be deducted from the proceeds paid to us by the underwriters.

(3)
Assumes no exercise of the underwriters’ over-allotment option described below.

We have granted the underwriters an option to purchase up to an additional $      aggregate principal amount of Notes, at the public offering price less the underwriting discounts, within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any.
The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company on or about                 , 2020.

Joint Book-Running Managers
BofA Securities
  Morgan Stanley
RBC Capital Markets
UBS Investment Bank
Wells Fargo Securities

Lead Manager
Citigroup

Co-Managers
 BNY Mellon Capital Markets, LLC
CIBC Capital Markets
TD Securities
Truist Securities
US Bancorp
The date of this prospectus supplement is           , 2020.

i

ABOUT THIS PROSPECTUS SUPPLEMENT
Except as otherwise noted, all references to “UScellular,” the “Company,” “we,” “us” and “our” in this prospectus supplement refer to United States Cellular Corporation and its consolidated subsidiaries.
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the accompanying prospectus, gives more general information about us and the Notes offered hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of the Notes in this prospectus supplement differs from the description of the Notes in the accompanying prospectus, you should rely on the information in this prospectus supplement.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus we file with the Securities and Exchange Commission (the “SEC”) and the other information to which we refer you. We have not, and the underwriters have not, authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction. You should assume that the information contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is only accurate as of the date on its respective cover, and that any information incorporated by reference herein or therein is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates and neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale hereunder shall, under any circumstances, create any implication to the contrary.

FORWARD LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein and therein contain statements that are not based on historical facts and represent “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act, and the rules of the SEC. All statements, other than statements of historical facts, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include those set forth below and the risks included or incorporated by reference under “Risk Factors.” However, such factors are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. UScellular undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. You should carefully consider the Risk Factors included or incorporated by reference herein, the following factors and other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus to understand the material risks relating to UScellular’s business.
•
The impact of the COVID-19 pandemic on UScellular’s business is uncertain, but depending on its duration and severity it could have a material adverse effect on UScellular’s business, financial condition or results of operations.

•
Intense competition in the markets in which UScellular operates could adversely affect UScellular’s revenues or increase its costs to compete.

•
A failure by UScellular to successfully execute its business strategy (including planned acquisitions, spectrum acquisitions, divestitures and exchanges) or allocate resources or capital effectively could have an adverse effect on UScellular’s business, financial condition or results of operations.

•
Uncertainty in UScellular’s future cash flow and liquidity or the inability to access capital, deterioration in the capital markets, other changes in UScellular’s performance or market conditions, changes in UScellular’s credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to UScellular, which could require UScellular to reduce its construction, development or acquisition programs, reduce the amount of wireless spectrum licenses acquired, and/or reduce or cease share repurchases.

•
UScellular has a significant amount of indebtedness which could adversely affect its financial performance and in turn adversely affect its ability to make payments on its indebtedness, comply with terms of debt covenants and incur additional debt.

•
Changes in roaming practices or other factors could cause UScellular’s roaming revenues to decline from current levels, roaming expenses to increase from current levels and/or impact UScellular’s ability to service its customers in geographic areas where UScellular does not have its own network, which could have an adverse effect on UScellular’s business, financial condition or results of operations.

•
A failure by UScellular to obtain access to adequate radio spectrum to meet current or anticipated future needs and/or to accurately predict future needs for radio spectrum could have an adverse effect on UScellular’s business, financial condition or results of operations.

•
To the extent conducted by the Federal Communications Commission (“FCC”), UScellular may participate in FCC auctions for additional spectrum or for funding in certain Universal Service programs in the future directly or indirectly and, during certain periods, will be subject to the FCC’s anti-collusion rules, which could have an adverse effect on UScellular.

•
Failure by UScellular to timely or fully comply with any existing applicable legislative and/or regulatory requirements or changes thereto could adversely affect UScellular’s business, financial condition or results of operations.

•
An inability to attract people of outstanding talent throughout all levels of the organization, to develop their potential through education and assignments, and to retain them by keeping them engaged, challenged and properly rewarded could have an adverse effect on UScellular’s business, financial condition or results of operations.

•
UScellular’s assets and revenue are concentrated in the U.S. wireless telecommunications industry. Consequently, its operating results may fluctuate based on factors related primarily to conditions in this industry.

•
UScellular’s smaller scale relative to larger competitors that may have greater financial and other resources than UScellular could cause UScellular to be unable to compete successfully, which could adversely affect its business, financial condition or results of operations.

•
Changes in various business factors, including changes in demand, consumer preferences and perceptions, price competition, churn from customer switching activity and other factors, could have an adverse effect on UScellular’s business, financial condition or results of operations.

•
Advances or changes in technology could render certain technologies used by UScellular obsolete, could put UScellular at a competitive disadvantage, could reduce UScellular’s revenues or could increase its costs of doing business.

•
Complexities associated with deploying new technologies present substantial risk and UScellular investments in unproven technologies may not produce the benefits that UScellular expects.

•
UScellular receives regulatory support and is subject to numerous surcharges and fees from federal, state and local governments, and the applicability and the amount of the support and fees are subject to great uncertainty, which could have an adverse effect on UScellular’s business, financial condition or results of operations.

•
Changes in UScellular’s enterprise value, changes in the market supply or demand for wireless spectrum licenses, adverse developments in the business or the industry in which UScellular is involved and/or other factors could require UScellular to recognize impairments in the carrying value of its wireless spectrum licenses and/or physical assets.

•
Costs, integration problems or other factors associated with acquisitions, divestitures or exchanges of properties or wireless spectrum licenses and/or expansion of UScellular’s business could have an adverse effect on UScellular’s business, financial condition or results of operations.

•
A failure by UScellular to complete significant network construction and systems implementation activities as part of its plans to improve the quality, coverage, capabilities and capacity of its network, support and other systems and infrastructure could have an adverse effect on its operations.

•
Difficulties involving third parties with which UScellular does business, including changes in UScellular’s relationships with or financial or operational difficulties of key suppliers or independent agents and third party national retailers who market UScellular’s services, could adversely affect UScellular’s business, financial condition or results of operations.

•
UScellular has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on UScellular’s financial condition or results of operations.

•
A failure by UScellular to maintain flexible and capable telecommunication networks or information technology, or a material disruption thereof, could have an adverse effect on UScellular’s business, financial condition or results of operations.

•
UScellular has experienced and in the future expects to experience, cyber-attacks or other breaches of network or information technology security of varying degrees on a regular basis, which could have an adverse effect on UScellular’s business, financial condition or results of operations.

•
Changes in facts or circumstances, including new or additional information could require UScellular to record adjustments to amounts reflected in the financial statements, which could have an adverse effect on UScellular’s business, financial condition or results of operations.

•
Disruption in credit or other financial markets, a deterioration of U.S. or global economic conditions or other events could, among other things, impede UScellular’s access to or increase the cost of financing its operating and investment activities and/or result in reduced revenues and lower operating income and cash flows, which would have an adverse effect on UScellular’s business, financial condition or results of operations.

•
Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on UScellular’s business, financial condition or results of operations.

•
The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from wireless devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on UScellular’s business, financial condition or results of operations.

•
Claims of infringement of intellectual property and proprietary rights of others, primarily involving patent infringement claims, could prevent UScellular from using necessary technology to provide products or services or subject UScellular to expensive intellectual property litigation or monetary penalties, which could have an adverse effect on UScellular’s business, financial condition or results of operations.

•
There are potential conflicts of interests between TDS and UScellular.

•
Certain matters, such as control by TDS and provisions in the UScellular Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of UScellular or have other consequences.

•
The market price of UScellular’s Common Shares is subject to fluctuations due to a variety of factors.

Any of the foregoing events or other events could cause revenues, earnings, capital expenditures and/or any other financial or statistical information to vary from UScellular’s forward-looking estimates by a material amount.

v

SUMMARY
The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial information appearing elsewhere in or incorporated by reference into this prospectus supplement.
UScellular
UScellular provides wireless telecommunications services to customers with approximately 5 million connections in 21 states collectively representing a population of approximately 31 million as of September 30, 2020. UScellular’s strategy is to attract and retain wireless customers through a value proposition comprised of a high-quality network, outstanding customer service, and competitive devices, plans and pricing, all provided with a local focus. UScellular’s business development strategy is to obtain interests in and access to wireless licenses in its current operating markets and in areas adjacent to or in close proximity to its other wireless licenses, thereby building contiguous operating market areas. UScellular is a majority-owned subsidiary of and is controlled by Telephone and Data Systems, Inc. (“TDS”). As of September 30, 2020, TDS owned approximately 82% of UScellular’s Common Shares. UScellular was incorporated in Delaware in 1983. UScellular has its principal executive offices at 8410 West Bryn Mawr, Chicago, Illinois 60631, and its telephone number is (773) 399-8900.
Our Common Shares are listed on the New York Stock Exchange under the symbol “USM.” Our 6.95% Senior Notes due 2060 are listed on the New York Stock Exchange under the symbol “UZA.” Our 7.25% Senior Notes due 2063 are listed on the New York Stock Exchange under the symbol “UZB.” Our 7.25% Senior Notes due 2064 are listed on the New York Stock Exchange under the symbol “UZC.” Our 6.250% Senior Notes due 2069 are listed on the New York Stock Exchange under the symbol “UZD.”

The Offering
The summary below describes the principal terms of the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” for a more detailed description of the terms and conditions of the Notes. References to “UScellular,” the “Company,” “we,” “us” and “our” in this section captioned “The Offering” refer only to United States Cellular Corporation, the issuer of the Notes.
Issuer
United States Cellular Corporation
Notes Offered
$       (or $       if the underwriters exercise their over-allotment option in full) of    % Senior Notes due     .
Maturity Date
The Notes will mature on          ,      .
Interest
The Notes will bear interest from            , 2020 at the rate of     % per year, payable quarterly in arrears.
Interest Payment Dates
       ,         ,          and            of each year, beginning           , 2021.
Optional Redemption
We may redeem the Notes, in whole or in part, at any time on and after            , 2026 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date. See “Description of the Notes — Redemption and Repayment.”
Ranking
The Notes will be our senior unsecured obligations and will rank on a parity with all of our existing and future senior unsecured obligations. However, in certain circumstances the Notes may become effectively subordinated to the claims of the holders of certain other indebtedness of the Company, of which approximately $544 million is currently outstanding. See “Description of the Notes — Ranking” and “Description of Other Indebtedness.” In addition, because UScellular is a holding company which conducts substantially all of its operations through subsidiaries, the right of UScellular, and therefore the right of creditors of UScellular, including the holders of the Notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of UScellular itself as a creditor of the subsidiary may be recognized. As of September 30, 2020, our subsidiaries had approximately $5 million of long-term debt outstanding.
Use of Proceeds
We expect to use the net proceeds from this offering for general corporate purposes, which may include, without limitation, the repayment of indebtedness, the purchase of additional spectrum and the funding of capital expenditures, including in connection with 5G buildout projects. See “Use of Proceeds.”
Certain Covenants
The Notes contain certain restrictions, including a limitation on our ability to incur secured debt and a limitation on our ability to enter into sale and leaseback transactions. See “Description of the Notes — Certain Covenants of UScellular.”
Listing of the Notes
We intend to apply to list the Notes on the New York Stock Exchange under the symbol “UZE.” If the application is approved, we expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date.
Further Issues
We may from time to time, without notice to or the consent of the holders of the Notes, issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes, as described under “Description of the Notes — Further Issuances.” Any additional debt securities having such similar terms, together with the Notes offered hereby, will constitute a single series of securities under the indenture.
Denomination and Form
We will issue the Notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.
Governing Law
The laws of the State of Illinois.
Trustee
The Bank of New York Mellon Trust Company, N.A.
Risk Factors
Investing in the Notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-6, and the “Risk Factors” section contained in the documents incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, before deciding whether to invest in the Notes.

Summary Financial and Other Data
The balance sheet data as of December 31, 2018 and 2019 and statement of operations data for each of the years ended December 31, 2017, 2018 and 2019 are derived from our audited financial statements and related notes, which are incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2019. The balance sheet data as of December 31, 2017 are derived from our audited financial statements and related notes, which are not incorporated by reference herein. The balance sheet data as of September 30, 2020 and the statement of operations data for the nine months ended September 30, 2019 and 2020 are derived from our unaudited financial statements and related notes, which are incorporated by reference herein. The balance sheet data as of September 30, 2019 are derived from our unaudited financial statements and related notes, which are not incorporated by reference herein. In the opinion of management, our unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the full year. The following summary financial and other data should be read in conjunction with our consolidated financial statements, and the notes relating thereto, incorporated by reference into this prospectus supplement and the accompanying prospectus.
	For or as of the Year Ended December 31,			For or as of the Nine Months Ended September 30,
	2017	2018(e)	2019(f)	2019(f)	2020
	(Dollars in millions, except per user and per account amounts)
Statement of Operations Data:
Service revenues	$2,978	$2,978	$3,035	$2,272	$2,290
Equipment sales	912	989	987	698	674
Operating revenues	3,890	3,967	4,022	2,970	2,964
Operating income (loss)	(304)	158	112	115	168
Interest (expense)	(113)	(116)	(110)	(87)	(76)
Income (loss) before income taxes	(272)	215	185	170	238
Net income attributable to UScellular shareholders	12	150	127	109	224
Balance Sheet Data:
Cash and cash equivalents	352	580	285	570	931
Short-term investments	50	17	—	—	—
Licenses	2,223	2,186	2,471	2,461	2,628
Investments in unconsolidated entities	415	441	447	471	467
Property, plant and equipment, net	2,320	2,202	2,207	2,144	2,322
Total assets(a)	6,841	7,274	8,164	8,291	9,180
Total long-term debt (excluding current maturities)	1,622	1,605	1,502	1,592	2,108
Other Data:
Depreciation, amortization and accretion expense	615	640	702	524	516
Capital expenditures	469	515	710	467	621
Total retail connections	5,037,000	4,988,000	4,889,000	4,905,000	4,907,000
Postpaid average revenue per user(b)	$44.38	$44.98	$46.01	$45.82	$46.84
Postpaid average revenue per account(c)	$118.96	$118.93	$119.80	$119.39	$122.28
Postpaid churn rate(d)	1.21%	1.25%	1.31%	1.29%	1.05%

(a)
The consolidated total assets as of December 31, 2019, 2018 and 2017 include assets held by consolidated VIEs of $930 million, $868 million and $785 million, respectively, which are not available to be used to settle the obligations of UScellular. The consolidated total assets as of September 30, 2020 and 2019 include assets held by consolidated VIEs of $1,087 million and $927 million, respectively, which are not available to be used to settle the obligations of UScellular.
(b)
Calculated by dividing total postpaid service revenues by the average number of postpaid connections and by the number of months in the period.

(c)
Calculated by dividing total postpaid service revenues by the average number of postpaid accounts and by the number of months in the period.

(d)
Represents the percentage of the postpaid customers base that disconnects service each month.

(e)
As of January 1, 2018, UScellular adopted the new revenue recognition accounting standard, ASC 606, using a modified retrospective approach. Under this method, the new accounting standard is applied only to the most recent period presented. As a result, periods after this adoption date include the impacts of ASC 606, but prior periods remain as previously reported.

(f)
As of January 1, 2019, UScellular adopted ASU 842 using a modified retrospective method. Under this method, the new accounting standard is applied only to the most recent period presented. As a result, the period after this adoption date includes the impacts of ASU 842, but prior periods remain as previously reported.

RISK FACTORS
Our business is subject to risks and uncertainties. Before deciding whether to invest in the Notes, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described below and the risks described in the accompanying prospectus and the documents incorporated by reference herein and therein, including our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of such risks. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations.
We have a significant amount of indebtedness, which could adversely affect our financial performance and impact our ability to make payments on the Notes.
As adjusted for this offering, we had $      million of long-term debt outstanding as of September 30, 2020. See “Capitalization.” Our level of indebtedness could have important consequences to the holders of the Notes. For example, it:
•
may limit our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations are revised downward;

•
will require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and principal on our debt, reducing the funds available to us for other purposes including expansion through acquisitions, capital expenditures, marketing spending and expansion of our business; and

•
may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

Our financial performance and other factors could adversely impact our ability to make payments on the Notes.
Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and other factors beyond our control. In addition, our leverage may put us at a competitive disadvantage to some of our competitors that are not as leveraged.
Ratings of the Notes may not reflect all risks of an investment in the Notes.
We expect that the Notes will be rated by at least one nationally recognized statistical rating organization. A debt rating is not a recommendation to purchase, sell or hold the Notes. These ratings do not correspond to market price or suitability for a particular investor. Additionally, ratings may be lowered or withdrawn in their entirety at any time. Any real or anticipated downgrade or withdrawal of a rating by a rating agency that rates the Notes could have an adverse effect on the trading prices or liquidity of the Notes.
Changes in our credit rating could adversely affect the market price of the Notes.
Following the offering, the market price for the Notes will be based on a number of factors, including our ratings with major credit rating agencies. Credit rating agencies revise their ratings for the companies that they follow from time to time, including us. We cannot be sure that credit rating agencies will maintain their current ratings. A negative change in our ratings could have an adverse effect on the market price of the Notes.
Changes in the credit markets could adversely affect the market price of the Notes.
Following the offering, the market price for the Notes will be based on a number of factors, including:
•
the prevailing interest rates being paid by other companies similar to us; and

•
the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the Notes.
An increase in market interest rates could result in a decrease in the relative value of the Notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these Notes and market interest rates increase, the market values of the Notes may decline. We cannot predict the future level of market interest rates.
We may not be able to comply with certain debt covenants, which could cause some of our other debt to become accelerated.
Our revolving credit agreement, senior term loan agreement, receivables securitization facility, indentures and other documents defining the rights of holders of our and our subsidiaries’ existing indebtedness and the Notes offered hereby contain various covenants. See “Description of Other Indebtedness” and “Description of the Notes.” Although we are currently in compliance and intend to continue to comply with these covenants, we cannot assure you that we will be able to do so. Restrictions contained in these and other debt instruments may limit our operating and financial flexibility. An event of default, including a failure to comply with any of such covenants and/or restrictions, could make some or all of such debt immediately due and payable. The acceleration of a material portion of our indebtedness could have a material adverse effect on our financial position.
An active trading market may not develop for the Notes, which could adversely affect the price of the Notes in the secondary market and your ability to resell the Notes should you desire to do so.
The Notes are a new issue of securities and there is no established trading market for the Notes. We intend to apply for listing of the Notes on the New York Stock Exchange; however, we cannot make any assurance as to:
•
the development of an active trading market;

•
the liquidity of any trading market that may develop;

•
the ability of holders to sell their Notes; or

•
the price at which the holders would be able to sell their Notes.

If a trading market were to develop, the future trading prices of the Notes will depend on many factors, including prevailing interest rates, our credit ratings published by major credit rating agencies, the market for similar securities and our operating performance and financial condition. If a trading market develops, there is no assurance that it will continue.
We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or credit rating, or otherwise adversely affect holders of the Notes.
Subject to certain exceptions relating to incurring certain liens or entering into certain sale and leaseback transactions, the terms of the Notes do not prevent us from entering into a variety of acquisition, divestiture, refinancing, recapitalization, highly leveraged transactions or other transactions. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the Notes.
Our holding company structure results in structural subordination and may affect our ability to make payments on the Notes.
As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of amounts owed under the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the Notes or, subject to limited exceptions under certain intercompany agreements, to make any funds available to us to pay our obligations, whether by dividends, loans or other payments. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of the Notes to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. As of September 30, 2020, our subsidiaries had approximately $5 million of long-term debt outstanding.
Redemption may adversely affect your return on the Notes.
We have the right to redeem some or all of the Notes prior to maturity, as described under “Description of the Notes — Redemption and Repayment.” We may redeem the Notes at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the Notes. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

USE OF PROCEEDS
The net proceeds to be received by us from the offering, after deducting the underwriting discount and other offering expenses payable by us, are estimated to be approximately $      million (or approximately $      million if the underwriters exercise their over-allotment option in full). We expect to use the net proceeds for general corporate purposes, which may include, without limitation, the repayment of indebtedness, the purchase of additional spectrum and the funding of capital expenditures, including in connection with 5G buildout projects.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, short-term debt and capitalization at September 30, 2020 (i) on an actual basis and (ii) as adjusted to give effect to the sale of the Notes offered hereby (assuming no exercise of the underwriters’ over-allotment option). The table should be read in conjunction with our financial statements, the notes to our financial statements and the other financial data included in or incorporated by reference into this prospectus supplement and the accompanying prospectus.
	September 30, 2020 (unaudited)
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents:
Cash and cash equivalents	$931	$
Short-term debt:
Revolving Credit Facility	$—		$—
Current portion of long-term debt	2		2
Total short-term debt	$2		$2
Long-term debt:
6.250% Senior Notes due 2069	$500		$500
7.25% Senior Notes due 2064	300		300
7.25% Senior Notes due 2063	275		275
6.95% Senior Notes due 2060	342		342
6.70% Senior Notes due 2033(1)	544		544
Term Loan	83		83
Receivables Securitization Facility	125		125
Notes offered hereby	—
Other	3		3
Total long-term debt	2,172
UScellular Shareholders’ equity:
Series A Common and Common Shares:
Authorized 190 shares (50 Series A Common and 140 Common Shares) Outstanding 86 shares (33 Series A Common and 53 Common Shares) Par Value ($1 per share) ($33 Series A Common and $55 Common Shares)	88		88
Additional paid-in capital	1,654		1,654
Treasury shares, at cost, 2 Common Shares	(67)		(67)
Retained earnings	2,736		2,736
Total UScellular shareholders’ equity	4,411		4,411
Non controlling interests	15		15
Total equity	4,426		4,426
Total capitalization	$6,598	$

(1)
Excludes unamortized discount of $9 million.

DESCRIPTION OF THE NOTES
The following description of the particular terms of the Notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus, to which reference is made. References to “UScellular,” the “Company,” “we,” “us” and “our” in this section captioned “Description of the Notes” refer only to United States Cellular Corporation, the issuer of the Notes.
General
The following statements about the Notes are summaries and are subject to, and qualified in their entirety by reference to, the accompanying prospectus and the “senior indenture” referred to in the accompanying prospectus. See “Description of Debt Securities” in the accompanying prospectus for additional information concerning the Notes and the indenture. The following statements, therefore, do not contain all the information that may be important to you. Not all the defined terms used in this prospectus supplement are defined in this prospectus supplement. You should refer to the accompanying prospectus or indenture for the definitions of certain terms.
Subject to the discussion in this prospectus supplement, the Notes
•
will be issued under the indenture, dated as of June 1, 2002, as amended or supplemented from time to time, between UScellular and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor in interest to BNY Midwest Trust Company), as Trustee,

•
will mature on                 ,           ,

•
will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof,

•
will be redeemable at our option, in whole or in part, at any time on and after                 ,           , at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date as described under “— Redemption and Repayment” below, and

•
are expected to be listed on the New York Stock Exchange.

Because UScellular is a holding company which conducts substantially all of its operations through subsidiaries, the right of UScellular, and hence the right of creditors of UScellular, including the holders of the Notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of UScellular itself as a creditor of the subsidiary may be recognized.
Further Issuances
The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without notice to or the consent of the holders of the Notes, issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes. Any additional debt securities having such similar terms, together with the Notes offered by this prospectus supplement, will constitute a single series of senior debt securities under the indenture. No additional notes may be issued if an event of default under the indenture has occurred and is continuing with respect to the Notes.
Ranking
The Notes will be our senior unsecured obligations, and will rank on a parity with all of our other existing and future senior unsecured obligations.
As of the date of this prospectus supplement, we have outstanding approximately $544 million of 6.70% Senior Notes due 2033, which we refer to herein as the 6.70% Senior Notes, which have the benefit of covenants limiting secured debt and sale and leaseback transactions similar to, but more restrictive than, the limitations on secured debt and sale and leaseback transactions described below. In the event we incur secured debt or enter into a sale and leaseback transaction that is excepted from the covenant protection provided to the holders of the Notes but not the holders of the 6.70% Senior Notes, the Notes may become effectively subordinated to the claims of the holders of the 6.70% Senior Notes up to the value of the assets subject to the lien or sale and leaseback transaction. See “Description of Other Indebtedness.”
A large portion of our operations are conducted through our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of the Notes to participate in those assets will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including liabilities to trade creditors. As of September 30, 2020, our subsidiaries had approximately $5 million of long-term debt.
Trading Characteristics
We expect the Notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Notes that is not included in their trading price. Any portion of the trading price of a note that is attributable to accrued and unpaid interest will be treated as a payment of interest for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Notes. See “Material Federal Income Tax Considerations” below.
Interest Payments
Interest on the Notes will accrue from                 , 2020 at a rate of    % per year and will be payable quarterly in arrears on                 ,                 ,                 and                 of each year (each an “Interest Payment Date”), beginning                 , 2021. On an Interest Payment Date, interest will be paid to the persons in whose names the Notes were registered as of the record date. With respect to any Interest Payment Date, while the Notes remain in book-entry form, the record date will be the date that is one business day prior to the relevant Interest Payment Date.
The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months. If any Interest Payment Date falls on a Saturday, Sunday, legal holiday or a day on which banking institutions in the City of New York are authorized by law to close, then payment of interest will be made on the next succeeding business day and no additional interest will accrue because of the delayed payment, except that, if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day, with the same force and effect as if made on such date.
Redemption and Repayment
The Notes will be redeemable at our option, in whole or in part, at any time on and after                 , 2026 upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date. Additionally, we may at any time repurchase the Notes at any price in the open market and may hold, resell or surrender such Notes to the Trustee for cancellation. You will not have the right to require us to repay the Notes prior to maturity. We are not required to establish a sinking fund to retire the Notes prior to maturity.
Additional Event of Default
In addition to the Events of Default described in the accompanying prospectus, the terms of the Notes provide the following circumstance will be an Event of Default:
•
an event of default occurs under any instrument under which there is outstanding, or by which there may be secured or evidenced, any indebtedness of UScellular for money borrowed, other than non-recourse indebtedness, which results in acceleration of, or non-payment at maturity, after giving effect to any applicable grace period, of such indebtedness in an aggregate amount exceeding 2% of Consolidated Assets, and

•
UScellular shall have failed to cure such default or to discharge such indebtedness within ten days after notice thereof to UScellular by the Trustee or to UScellular and the Trustee by the Holders of at least 33% in aggregate principal amount of the Notes then outstanding and such acceleration has not been rescinded or annulled.

Notwithstanding the foregoing, no such Event of Default will exist as long as UScellular is contesting any such default or acceleration in good faith and by appropriate proceedings.
Certain Covenants of UScellular
Under the supplemental indenture establishing the Notes, UScellular will agree that it will not engage in certain transactions, as described below. Certain capitalized terms used below and in such supplemental indenture, not including terms defined in the indenture, are defined at the end of this section.
Limitation on Secured Debt.   UScellular will not create or incur any Secured Debt without in either case effectively providing concurrently with the creation or incurrence of any such Secured Debt that the Notes, together with, if UScellular so determines, any other Debt of or guaranteed by UScellular ranking equally with the Notes, will be secured equally and ratably, at UScellular’s option, with or prior to such Secured Debt, with certain stated exceptions.
These exceptions permit:
1.
Secured Debt on acquired property, including Secured Debt:

a.
in respect of Liens on property existing at the time such property is acquired by UScellular,

b.
in respect of Liens created upon or within 270 days following the acquisition or construction of property, including any improvements to existing property, to secure the payment of all or part of the purchase price thereof, or

c.
incurred by UScellular prior to, at the time of or within 270 days following the acquisition of property which is subject to a related Lien, which Secured Debt is incurred for the purpose of financing all or part of the purchase price thereof.

In general, this exception applies only to Liens on acquired property, and does not apply to Liens on any other property then owned by UScellular.
2.
Secured Debt in respect of Liens on acquired property of a Person:

a.
existing at the time such Person is merged into or consolidated with UScellular or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to UScellular,

b.
resulting from such merger, consolidation, sale, lease or disposition by virtue of any Lien on property granted by UScellular prior to and unrelated to such merger, consolidation, sale, lease or disposition which applies to after-acquired property of UScellular, or

c.
resulting from such merger, consolidation, sale, lease or disposition pursuant to a Lien or contractual provision granted or entered into by such Person prior to such merger, consolidation, sale, lease or disposition, and not at the request of UScellular.

Any such Lien referred to in clause a does not apply to any property of UScellular other than the property subject thereto at the time such Person or properties were acquired and any such Lien referred to in clause b or c does not apply to any property of UScellular other than the property so acquired.
3.
Liens existing at the original issue date of the Notes.

4.
Liens in favor of a government or governmental entity to secure partial progress, advance or other payments, or other obligations pursuant to any contract or statute, or to secure any Debt incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such Lien.

5.
Liens arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which Lien is required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, franchise, license or permit.

6.
Liens for taxes, assessments or governmental charges or levies not yet delinquent or governmental charges or levies already delinquent, the validity of which charge or levy is being contested in good faith and for which any reserves required in accordance with generally accepted accounting principles have been established.

7.
Liens, including judgment liens, arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed and for which any reserves required in accordance with generally accepted accounting principles have been established.

8.
Liens on equity interests owned by UScellular or by any of its subsidiaries in any person or persons not directly, or indirectly through one or more intermediaries, Controlled by UScellular or any of its Subsidiaries.

9.
Liens upon or in any property or assets now owned or from time to time hereafter acquired by UScellular or any of its subsidiaries related in any way to the ownership by UScellular or by any of UScellular’s subsidiaries of wireless telecommunications towers, including, but not limited to, tower structures, land on which towers are located, other real estate associated with such towers, leases for towers or for tower sites, subleases, licenses, co-location arrangements, easements and all other real property and other tangible or intangible assets related thereto.

10.
Liens on any property used primarily as or for any of the following: data centers, collocation, managed services, hosted services or cloud services.

11.
Liens incurred and deposits made in the ordinary course of business to secure surety and appeal bonds, leases, return-on-money bonds and other similar obligations, exclusive of obligations for the payment of borrowed money.

12.
Any extension, renewal or replacement in whole or in part of any Lien referred to in the foregoing clauses 1 to 11, inclusive, provided that:

a.
the principal amount of Secured Debt secured thereby does not exceed the principal amount of such Debt at the time of such extension, renewal or replacement, and

b.
such extension, renewal or replacement is limited to all or part of the property, plus improvements to such property, which secured the Lien so extended, renewed or replaced.

The restrictions in the first paragraph under “— Limitation on Secured Debt” do not apply if, immediately after the incurrence of such Secured Debt, giving effect to the application of the proceeds therefrom,
a.
the aggregate principal amount of Secured Debt, other than Secured Debt described in clauses 1 to 12, above, plus

b.
the aggregate amount of Capitalized Rent in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions the proceeds of which are or will be applied as described in clauses 1 to 7 inclusive, under “Limitation on Sale and Leaseback Transactions” below, would not exceed 20% of Consolidated Assets.
Limitation on Sale and Leaseback Transactions.   UScellular will not enter into any Sale and Leaseback Transaction unless immediately after the completion of such Sale and Leaseback Transaction, giving effect to the application of the proceeds therefrom,
a.
the aggregate amount of Capitalized Rent in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions described in clauses 1 to 7, inclusive, of the immediately succeeding paragraph, plus

b.
the aggregate principal amount of Secured Debt, other than Secured Debt described in clauses 1 to 12, inclusive, under “Limitation on Secured Debt” above,

would not exceed 20% of Consolidated Assets.
The foregoing restrictions do not apply to, and there will be excluded in computing the aggregate amount of Capitalized Rent for the purpose of such restrictions, the following Sales and Leaseback Transactions:
1.
Sale and Leaseback Transactions entered into to finance the payment of all or any part of the purchase price of property acquired or constructed by UScellular, including any improvements to existing property, or entered into prior to, at the time of or within 270 days after the acquisition or construction of such property, which Sale and Leaseback Transaction is entered into for the purpose of financing all or part of the purchase or construction price thereof. In general, the foregoing exception only applies to the property acquired by UScellular and does not apply to any property transferred by UScellular to a subsidiary of UScellular in contemplation of or in connection with such Sale and Leaseback Transaction.

2.
Sale and Leaseback Transactions involving property of a Person existing at the time such Person is merged into or consolidated with UScellular or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to UScellular.

3.
Sale and Leaseback Transactions in which the lessor is a government or governmental entity and which Sale and Leaseback Transaction is entered into to secure partial progress, advance or other payments, or other obligations, pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the cost of constructing or improving the property subject to such Sale and Leaseback Transaction.

4.
Sale and Leaseback Transaction involving any property or assets now owned or from time to time hereafter acquired by UScellular or any of its subsidiaries related in any way to the ownership by any of UScellular or any of its subsidiaries of wireless telecommunications towers, including, but not limited to, tower structures, land on which towers are located, other real estate associated with such towers, leases for towers or for tower sites, subleases, licenses, collocation arrangements, easements and all other real property and other tangible or intangible assets related thereto.

5.
Sale and Leaseback Transaction involving property used primarily as or for any of the following: data centers, collocation, managed services, hosted services or cloud services.

6.
Sale and Leaseback Transactions the net proceeds of which are at least equal to the fair value, as determined by the Board of Directors of UScellular, of the property leased pursuant to such Sale and Leaseback Transaction, so long as within 270 days of the effective date of such Sale and Leaseback Transaction, UScellular applies, or irrevocably commits to an escrow account, an amount equal to the net proceeds of such Sale and Leaseback Transaction to either:

a.
the purchase of other property having a fair value at least equal to the fair value of the property leased in such Sale and Leaseback Transaction and having a similar utility and function, or

b.
the retirement or repayment, other than any mandatory retirement or repayment at maturity, of

i.
the Notes,

ii.
other Funded Debt of UScellular which ranks prior to or on a parity with the Notes, or

iii.
indebtedness of any subsidiary of UScellular maturing by its terms more than one year from its date of issuance, notwithstanding that any portion of such indebtedness is included in current liabilities, or preferred stock of any subsidiary of UScellular, other than any such indebtedness owed to or preferred stock owned by UScellular or any subsidiary of UScellular.

In lieu of applying an amount equivalent to all or any part of such net proceeds to such retirement or repayment or committing such an amount to an escrow account for such purpose, UScellular may deliver to the Trustee outstanding Notes and thereby reduce the amount to be applied pursuant to b of this clause 6 by an amount equivalent to the aggregate principal amount of the Notes so delivered.
7.
Sale and Leaseback Transactions involving extensions, renewals or replacements in whole or in part of a lease pursuant to a Sale and Leaseback Transaction referred to in the foregoing clauses 1 to 6, inclusive.

Any such lease extension, renewal or replacement will be limited to all or any part of the same property leased under the lease so extended, renewed or replaced, plus improvements to such property.
Certain Definitions
“Capital Stock” means and includes any and all shares, interests, participations or other equivalents, however designated, of ownership in a corporation or other Person.
“Capitalized Rent” means the present value, discounted semi-annually at a discount rate equal to the weighted average rate of interest borne by the Notes then outstanding, of the total net amount of rent payable for the remaining term of any lease of property by UScellular, including any period for which such lease has been extended; except that no such rental obligation will be deemed to be Capitalized Rent unless the lease resulted from a Sale and Leaseback Transaction. The total net amount of rent payable under any lease for any period will be the total amount of the rent payable by the lessee with respect to such period but will not include amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates, sewer rates and similar charges.
“Consolidated Assets” means the gross dollar amount of assets, as defined by generally accepted accounting principles, less accumulated depreciation and amortization, of UScellular and its Subsidiaries determined on a consolidated basis at the end of UScellular’s then most recently reported fiscal year or quarter, as the case may be, including minority interests in Subsidiaries.
“Control” means ownership of voting power sufficient to elect a majority of the directors or other members of the governing body of any Person.
“Debt” means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.
“Funded Debt” means any Debt maturing by its terms more than one year from its date of issuance, notwithstanding that any portion of such Debt is included in current liabilities.
“Lien” means any mortgage, pledge, security interest, lien, charge or other encumbrance.
“Property” or “property” means any directly-held interest of a Person in any kind of property or asset whether real, personal or mixed and whether tangible or intangible, and includes Capital Stock or other ownership interests or participations in or indebtedness of a subsidiary or other Person.
“Sale and Leaseback Transaction” means any arrangement with any Person other than a Tax Consolidated Subsidiary providing for the leasing, as lessee, by UScellular of any property, except for temporary leases for a term, including any renewal thereof, of not more than three years, provided that any such temporary lease may be for a term of up to five years if
a.
the Board of Directors of UScellular reasonably finds such term to be in the best interest of UScellular, and

b.
the primary purpose of the transaction of which such lease is a part is not to provide funds to or financing for UScellular, which property has been or is to be sold or transferred by UScellular

i.
to any subsidiary of UScellular in contemplation of or in connection with such arrangement or

ii.
to such other Person.

“Secured Debt” means Debt of UScellular secured by any Lien on property, including Capital Stock or indebtedness of subsidiaries of UScellular, owned by UScellular.
“Subsidiary” or “subsidiary” means a Person which is consolidated with UScellular in accordance with generally accepted accounting principles.
“Tax Consolidated Subsidiary” means a subsidiary of UScellular with which, at the time a Sale and Leaseback Transaction is entered into by UScellular, UScellular would be entitled to file a consolidated federal income tax return.
Book-Entry Only
The Notes will initially be issued only in book-entry form through the facilities of The Depository Trust Company (the “Depositary”) and will be in denominations of $25 and integral multiples of $25 in excess thereof. The Notes will be represented by one or more Global Securities (“Global Securities”) and will be registered in the name of a nominee of the Depositary.
The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants’ accounts, thereby eliminating the need for physical movement of securities. The Depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants. The rules applicable to the Depositary and its participants are on file with the SEC.
Upon the issuance of the Global Security, the Depositary will credit its participants’ accounts on its book-entry registration and transfer system with their respective principal amounts of the Notes represented by such Global Security. The underwriters designate which participants’ accounts will be credited. The only persons who may own beneficial interests in the Global Security will be the Depositary’s participants or persons that hold interests through such participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of its participants), and on the records of its participants (with respect to interests of persons other than such participants). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair your ability to transfer your interest in the Notes.
So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or its nominee will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Notes and the indenture. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture.
Principal and interest payments on the Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. None of UScellular, the Trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.
We expect that the Depositary for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit immediately its participants accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Notes as shown on the records of the Depositary or its nominee. We also expect that payments by such participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices. These payments will be the responsibility of the participants. The Global Security may not be transferred except as a whole to another nominee of the Depositary or to a successor Depositary selected or approved by us or to a nominee of that successor Depositary. A Global Security is exchangeable for definitive notes in registered form in authorized denominations only if:
•
the Depositary notifies us that it is unwilling or unable to continue as Depositary and a successor Depositary is not appointed by us within 90 days;

•
the Depositary ceases to be a clearing agency registered or in good standing under the Exchange Act, or other applicable statute or regulation and a successor corporation is not appointed by us within 90 days; or

•
we, in our sole discretion, determine not to require that all of the Notes be represented by a Global Security.

DESCRIPTION OF OTHER INDEBTEDNESS
Revolving Credit Facility
UScellular has a $300 million revolving credit facility which is available for general corporate purposes, including wireless spectrum license purchases and capital expenditures. At September 30, 2020, there were no outstanding borrowings and $2 million of outstanding letters of credit, leaving $298 million available for use under the UScellular revolving credit facility.
Borrowings under the revolving credit facility bear interest at the London InterBank Offered Rate (“LIBOR”) (subject to customary LIBOR replacement protocols) or, at UScellular’s option, an alternate “Base Rate” (as defined in the revolving credit agreement) plus a contractual spread based on UScellular’s credit rating. UScellular may select borrowing periods of either one, two, three or six months (or other period of twelve months or less requested by UScellular if approved by the lenders). At September 30, 2020, the contractual spread was 150 basis points. If UScellular provides less than three business days notice of intent to borrow, interest on borrowings is at the Base Rate (as defined in the revolving credit agreement) plus the contractual spread. The revolving credit facility requires UScellular to pay fees at an aggregate rate of 0.275% of the total $300 million revolving credit facility in 2020. The revolving credit facility matures on March 2, 2025.
In connection with UScellular’s revolving credit facility, TDS and UScellular entered into a subordination agreement dated March 2, 2020 together with the administrative agent for the lenders under UScellular’s revolving credit facility. At September 30, 2020, no UScellular debt was subordinated pursuant to this subordination agreement.
UScellular’s interest cost on its revolving credit facility is subject to increase if its current credit ratings from nationally recognized credit rating agencies are lowered, and is subject to decrease if the ratings are raised. The credit facility would not cease to be available nor would the maturity date accelerate solely as a result of a downgrade in UScellular’s credit rating. However, a downgrade in UScellular’s credit rating could adversely affect its ability to renew the credit facility or obtain access to other credit facilities in the future.
The continued availability of the revolving credit facility requires UScellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing. UScellular believes it was in compliance as of September 30, 2020 with all of the covenants and other requirements set forth in its revolving credit facility.
Receivables Securitization Facility
UScellular has a $300 million receivables securitization facility which permits borrowings by a special-purpose subsidiary secured by equipment installment contract receivables purchased from UScellular operating subsidiaries with proceeds from such purchases to be used for general corporate purposes, including acquisitions, spectrum license purchases and capital expenditures. UScellular entered into a performance guaranty whereby UScellular guarantees the performance of certain obligations by certain wholly-owned subsidiaries of UScellular under the receivables securitization facility.
At September 30, 2020, there was $125 million of outstanding borrowings under the receivables securitization facility, and $175 million unused capacity was available, subject to sufficient collateral to satisfy the asset borrowing base provisions of the facility. The borrowings under the facility bear interest at the Note Rate (as defined under the receivables securitization facility), which fluctuates daily. As of the quarter ended September 30, 2020, the blended Note Rate for outstanding borrowings was 1.32%. Amounts under the receivables securitization facility may be borrowed, repaid and reborrowed from time to time until maturity in December 2022, which may be extended from time to time as specified therein.
The continued availability of the receivables securitization facility requires UScellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and provide representations on certain matters at the time of each borrowing. The covenants include the same financial ratios for UScellular as described above under the “Revolving Credit Facility.” UScellular believes that it was in compliance as of September 30, 2020 with all of the financial ratios and other requirements set forth in the receivables securitization facility.

Long-Term Financing
The following table identifies long-term debt of UScellular as of September 30, 2020:
September 30, 2020 (Dollars in millions)
6.70% Senior Notes due 2033(1)	$544
6.95% Senior Notes due 2060	342
7.25% Senior Notes due 2063	275
7.25% Senior Notes due 2064	300
6.250% Senior Notes due 2069	500
Term Loan	83
Receivables Securitization Facility	125
Subtotal	2,169
Long-term debt of UScellular subsidiaries	5
Total long-term debt	2,174
Less: current portion of long-term debt	(2)
Total long-term debt, excluding current portion	$2,172

(1)
Excludes unamortized discount of $9 million.

6.70% Senior Notes due 2033
On December 3, 2003 and June 28, 2004, UScellular issued an aggregate of $544 million of 6.70% Senior Notes, which we refer to herein as the 6.70% Senior Notes. Interest is payable on a semi-annual basis. The 6.70% Senior Notes are redeemable by UScellular at any time at the greater of 100% of the aggregate principal amount plus accrued interest or a redemption price determined by a formula which includes a “make-whole” premium plus accrued interest. The 6.70% Senior Notes were issued under the same indenture as the Notes offered hereby.
6.95% Senior Notes due 2060
On May 16, 2011, UScellular issued $342 million of 6.95% Senior Notes due 2060, which we refer to herein as the 6.95% Senior Notes. Interest is payable on a quarterly basis. The 6.95% Senior Notes are redeemable by UScellular at any time at the principal amount plus accrued but unpaid interest. The 6.95% Senior Notes were issued under the same indenture as the Notes offered hereby.
7.25% Senior Notes due 2063
On December 8, 2014, UScellular issued $275 million of 7.25% Senior Notes due 2063, which we refer to herein as the 7.25% Senior Notes due 2063. Interest is payable on a quarterly basis. The 7.25% Senior Notes due 2063 are redeemable by UScellular at any time at the principal amount plus accrued but unpaid interest. The 7.25% Senior Notes due 2063 were issued under the same indenture as the Notes offered hereby.
7.25% Senior Notes due 2064
On November 23, 2015, UScellular issued $300 million of 7.25% Senior Notes due 2064, which we refer to as the 7.25% Senior Notes due 2064. Interest is payable on a quarterly basis. The 7.25% Senior Notes due 2064 are redeemable by UScellular at any time on and after December 1, 2020 at the principal amount plus accrued but unpaid interest. The 7.25% Senior Notes due 2064 were issued under the same indenture as the Notes offered hereby.
6.250% Senior Notes due 2069
On August 12, 2020, UScellular issued $500 million of 6.250% Senior Notes due 2069, which we refer to as the 6.250% Senior Notes due 2069. Interest is payable on a quarterly basis. The 6.250% Senior Notes due 2069 are redeemable by UScellular at any time on and after September 1, 2025 at the principal amount plus accrued but unpaid interest. The 6.250% Senior Notes due 2069 were issued under the same indenture as the Notes offered hereby.
Term Loan
On June 11, 2020, UScellular entered into a second amended and restated credit agreement which provides for $300 million senior term loan credit facility, which is available for general corporate purposes, including working capital, spectrum license purchases and capital expenditures. At September 30, 2020, there were $83 million in outstanding borrowings under the facility.
Borrowings under the senior term loan facility bear interest at LIBOR (subject to customary LIBOR replacement protocols) or, at UScellular’s option, an alternate “Base Rate” (as defined in the second amended and restated credit agreement) plus a contractual spread. UScellular may make one or more borrowings under the facility up to an aggregate amount of $300 million, less any already outstanding borrowings, through June 11, 2021, with amounts borrowed becoming due and payable in quarterly installments of $750,000 beginning on September 30, 2021 through March 31, 2027 and any remaining unpaid balance being due and payable on June 11, 2027. At September 30, 2020, the contractual spread was 225 basis points.
In connection with UScellular’s term loan credit facility, TDS and UScellular entered into a subordination agreement with the administrative agent for the lenders under UScellular’s term loan credit facility. At September 30, 2020, no UScellular debt was subordinated pursuant to this subordination agreement.
The continued availability of the senior term loan facility requires UScellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing. UScellular believes it was in compliance as of September 30, 2020 with all of the covenants and other requirements set forth in its revolving credit facility.
Covenants
UScellular’s long-term debt and indentures do not contain any provisions resulting in acceleration of the maturities of outstanding debt in the event of a change in UScellular’s credit rating. However, a downgrade in UScellular’s credit rating could adversely affect its ability to obtain long-term debt financing in the future. UScellular believes it was in compliance as of September 30, 2020 with all covenants and other requirements set forth in long-term debt indentures. UScellular has not failed to make nor does it expect to fail to make any scheduled payment of principal or interest under such indentures.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material United States federal income tax considerations to U.S. holders and non-U.S. holders (each as defined below) relating to the purchase, ownership and disposition of the Notes. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service (the “IRS”), all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been (or will be) sought on any of the matters discussed below.
The following discussion does not purport to be a complete analysis of all the potential U.S. federal income tax effects relating to the purchase, ownership and disposition of the Notes. Without limiting the generality of the foregoing, the discussion does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, U.S. persons whose functional currency is not the U.S. dollar, accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements pursuant to Section 451(b) of the Code, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans or investors in pass-through entities, including partnerships and Subchapter S corporations that invest in the Notes. In addition, this discussion is limited to holders who are the initial purchasers of the Notes at their original issue price and hold the Notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws or any tax treaties.
Classification of the Notes
The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities identical to the Notes. Although the matter is not free from doubt, we believe the Notes will be treated as indebtedness for U.S. federal income tax purposes. This conclusion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with our conclusion. No ruling is being sought from the IRS on any of the issues discussed herein. If the IRS were to argue successfully that the Notes should be treated as equity rather than debt, the tax consequences of an investment in the Notes may be adversely affected. You should consult your own tax advisor regarding the tax consequences if the Notes were to be treated as equity rather than debt for U.S. federal income tax purposes.
We, and each holder and beneficial owner of a Note, by acquiring or holding an interest in a Note, will agree to treat the Note as our indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes such treatment, except where specified.
U.S. Holders
The term “U.S. holder” means a beneficial owner of a Note that is:
•
an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•
a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement classified as a partnership for U.S. tax purposes holds the Notes, the tax treatment of the partnership and each partner will depend on the activities of the partnership and the activities of the partner. Partnerships acquiring the Notes, and partners in such partnerships, should consult their own tax advisors.
Taxation of Interest
All of the Notes are expected to be issued at face value or a de minimis discount to face value and will bear interest at a fixed rate. Accordingly, interest on a Note will generally be includable in income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.
Sale, Exchange or Other Disposition
A U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a Note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a Note is attributable to accrued interest on the Note not previously included in income, which amount will be taxable as ordinary income, and (ii) the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note will generally equal the cost of the Note to such U.S. holder.
Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the Note has been held by the U.S. holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower federal income tax rate on their net long-term capital gains than that applicable to ordinary income. All taxpayers are subject to certain limitations on the deductibility of their capital losses.
Net Investment Income Tax
Certain U.S. Holders who are individuals, estates or trusts pay a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” (as applicable), which may include all or a portion of their interest income and capital gains from the sale or other disposition of a Note. U.S. Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax on their ownership or disposition of a Note.
Information Reporting and Backup Withholding
U.S. holders of the Notes, except for certain exempt recipients, will generally be subject to information reporting and backup withholding (currently at a rate of 24%) on payments of interest, principal, gross proceeds from a disposition of the Notes and redemption premium, if any. However, backup withholding generally applies only if the U.S. holder:
•
fails to furnish or furnishes an incorrect social security or other taxpayer identification number within a reasonable time after a request for such information;

•
fails to report interest properly; or

•
fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that the U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided such holder furnishes the required information to the IRS. U.S. holders of the Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.
We will furnish annually to the IRS, and to record holders of the Notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of backup withholding, if any, with respect to payments on the Notes.

Non-U.S. Holders
The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a Note (other than a partnership or other entity or arrangement classified as a partnership for U.S. tax purposes) who is not a U.S. holder (a “non-U.S. holder”).
Taxation of Interest
Subject to the summary of backup withholding rules below, payments of interest on a Note to any non-U.S. holder generally will not be subject to U.S. federal income tax or withholding provided we or the person otherwise responsible for withholding of U.S. federal income tax from payments on the Notes receives a required certification from the non-U.S. holder and the non-U.S. holder is not:
•
an actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•
a controlled foreign corporation related, directly or indirectly, to us through stock ownership; or

•
receiving such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

In order to satisfy the certification requirement, the non-U.S. holder must provide a properly completed IRS Form W-8BEN or W-8BEN-E (or substitute Form W-8BEN or W-8BEN-E or the appropriate successor form) under penalties of perjury that provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder is not a U.S. person. Alternatively, in a case where a security clearing organization, bank, or other financial institution holds the Notes in the ordinary course of its trade or business on behalf of the non-U.S. holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN or W-8BEN-E (or substitute Form W-8BEN or W-8BEN-E or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of such a form is furnished to us or other appropriate payor.
A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or a lower applicable treaty rate, on payments of interest on the Notes that are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.
If the payments of interest on a Note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the Unites States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, such payments also may be subject to a 30% branch profits tax, or a lower applicable tax treaty rate. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to withholding of U.S. federal income tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.
In order to claim a tax treaty benefit or exemption from withholding with respect to income that is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, the non-U.S. holder must provide a properly executed Form W-8BEN, W-8 BEN-E or W-8ECI or appropriate successor form. Under Treasury regulations, a non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us.
Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of tax, exemption from or reduction of branch profits tax or other rules different from those described above.

Sale, Exchange or Other Disposition
Subject to the summary of backup withholding rules below, any gain realized by a non-U.S. holder on the sale, exchange, retirement or other disposition of a Note generally will not be subject to U.S. federal income tax, unless:
•
such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a Note.
Information Reporting and Backup Withholding
Any payments of interest to a non-U.S. holder may be reported to the IRS and to the non-U.S. holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.
Backup withholding and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.
The payment of the proceeds from the disposition of the Notes by or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the Notes by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the Notes by or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting, but generally not backup withholding, on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge or reason to know to the contrary.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability provided such holder furnishes the required information to the IRS.
FATCA
Legislation enacted as part of the Hiring Incentives to Restore Employment Act (the “HIRE Act”), commonly referred to as “FATCA,” generally imposes U.S. federal withholding tax at a rate of 30% on U.S. source interest (including interest paid on the Notes) to certain foreign entities, either as beneficial owners or as intermediaries. In the case of payments made to a “foreign financial institution” as defined under FATCA (including, among other entities, an investment fund), subject to certain exceptions, the tax generally will be imposed unless such institution (a) collects and provides to the IRS or other relevant tax authorities certain information regarding U.S. account holders of such institution pursuant to an agreement with the IRS or applicable foreign law enacted in connection with an intergovernmental agreement and (b) complies with obligations to withhold on certain payments to certain of its account holders and to certain other persons. In the case of payments made to a foreign entity that is not a foreign financial institution, subject to certain exceptions, the tax generally will be imposed unless such foreign entity provides the withholding agent (for provision to the IRS) either (x) a certification that it does not have any “substantial United States owners” as defined under FATCA or (y) certain information regarding its substantial United States owners. Future Treasury regulations or other guidance may modify these requirements. Failure to comply with certification requirements under FATCA and the HIRE Act or an applicable intergovernmental agreement will result in 30% withholding. No additional amounts will be payable on account of any withholding obligation that is imposed with respect to payments on the Notes as a result of the failure of any holder or beneficial owner of a Note, or any intermediary through which it directly or indirectly owns such Note, to comply with the requirements of FATCA. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of the Notes, proposed Treasury regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate FATCA withholding on payments of gross proceeds entirely.
The HIRE Act also imposes U.S. return disclosure obligations (and related penalties for failure to disclose) on U.S. individuals that hold certain specified foreign financial assets (which include financial accounts in foreign financial institutions).
Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA and the HIRE Act on their investment in the Notes
THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

UNDERWRITING
BofA Securities, Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below.
Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the Notes set forth opposite the underwriter’s name.
Underwriters	Principal Amount of Notes
BofA Securities, Inc.	$
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
UBS Securities LLC
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
BNY Mellon Capital Markets, LLC
CIBC World Markets Corp.
TD Securities (USA) LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
Total	$
The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.
The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed $      per Note. The underwriters may allow, and dealers may reallow, a concession not to exceed $      per Note on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.
The amount of the underwriting discount (expressed as a percentage of the principal amount of the Notes) to be paid by us to the underwriters in connection with this offering is    %.
We have granted the underwriters an option to purchase up to an additional $      million aggregate principal amount of the Notes at the public offering price set forth on the cover page of this prospectus supplement less the underwriting discount, within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any. To the extent the option is exercised, each underwriter will become obligated to purchase approximately the same percentage of the additional Notes as the underwriter purchased in the original offering. If the underwriters’ option is exercised in full, the total price to the public would be $      , the total underwriting discount would be $      and total proceeds, before deducting expenses, to us would be $      .
Prior to this offering, there has been no public market for the Notes. We intend to apply to list the Notes on the New York Stock Exchange under the symbol “UZE.” If the application is approved, we expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the Notes, the underwriters will undertake to sell the Notes to a minimum of 400 beneficial holders.
The Notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Notes will be liquid.

In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell the Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of the Notes in excess of the principal amount of the Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.
The representatives also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase the Notes originally sold by that syndicate member.
Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $      .
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of these liabilities.
The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, certain underwriters or their affiliates may provide credit to us as lenders, and an affiliate of one of the underwriters serves as the trustee under the indenture. In particular, Toronto Dominion (Texas) LLC, an affiliate of TD Securities (USA) LLC, acts as Administrative Agent under our Revolving Credit Agreement, dated March 2, 2020.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
During the period beginning on the date of this prospectus supplement and continuing to and including the date 30 days after the date of this prospectus supplement, we have agreed not to, without the prior written consent of the representatives, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any securities that are substantially similar to the Notes.

LEGAL MATTERS
The validity of the Notes offered hereby will be passed upon for UScellular by Sidley Austin LLP, Chicago, Illinois, and certain legal matters will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois. UScellular is controlled by Telephone and Data Systems, Inc., which we refer to as “TDS.” Walter C. D. Carlson, a trustee and beneficiary of the voting trust that controls TDS, the non-executive chairman of the board and member of the board of directors of TDS and a director of UScellular; and Stephen P. Fitzell, the General Counsel and Assistant Secretary of TDS and UScellular and General Counsel and/or Assistant Secretary of certain other subsidiaries of TDS, are partners of Sidley Austin LLP. Walter C. D. Carlson does not provide any legal services to TDS, UScellular or their subsidiaries. Mayer Brown LLP from time to time acts as counsel in certain matters for UScellular, TDS or their subsidiaries. Debora de Hoyos, wife of Walter C. D. Carlson, is a partner of Mayer Brown LLP.
EXPERTS
The financial statements, except as they relate to the Los Angeles SMSA Limited Partnership, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of United States Cellular Corporation for the year ended December 31, 2019, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Los Angeles SMSA Limited Partnership appearing in United States Cellular Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC. Such materials also may be accessed electronically by means of the SEC’s website at http://www.sec.gov or on UScellular’s website at http://www.uscellular.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus.
You also may obtain information about us from the New York Stock Exchange. Our Common Shares are listed for trading on the New York Stock Exchange under the symbol “USM.” In addition, our 6.95% Senior Notes due 2060 are listed on the New York Stock Exchange under the symbol “UZA,” our 7.25% Senior Notes due 2063 are listed on the New York Stock Exchange under the symbol “UZB,” our 7.25% Senior Notes due 2064 are listed on the New York Stock Exchange under the symbol “UZC” and our 6.250% Senior Notes due 2069 are listed on the New York Stock Exchange under the symbol “UZD.” The offices of the New York Stock Exchange, Inc. are located at 11 Wall Street, New York, New York, 10005.
The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement.
This prospectus supplement incorporates by reference the documents set forth below that have been filed previously with the SEC (provided that any information in any Form 8-K that is not deemed to be “filed” pursuant to Item 2.02 or 7.01 of Form 8-K shall not be incorporated by reference herein). These documents contain important information about our business and finances.
1.
UScellular’s Annual Report on Form 10-K for the year ended December 31, 2019.

2.
UScellular’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

3.
UScellular’s Current Reports on Form 8-K filed with the SEC on March 6, 2020, March 26, 2020, April 3, 2020, May 22, 2020, June 4, 2020, June 16, 2020, August 12, 2020, September 4, 2020 and October 29, 2020.

This prospectus supplement also incorporates by reference additional documents that may be filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the date our offering is completed or terminated (other than information in such filings that was “furnished” under applicable SEC rules, rather than “filed”).
You may obtain copies of such documents which are incorporated by reference in this prospectus supplement (other than exhibits thereto that are not specifically incorporated by reference herein), without charge, upon written or oral request to Investor Relations, Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602, telephone (312) 630-1900.

UNITED STATES CELLULAR CORPORATION
$500,000,000
Senior Debt Securities
Subordinated Debt Securities

We may use this Prospectus from time to time to offer, on a continuous, delayed or periodic basis, senior and subordinated debt securities consisting of debentures, notes, bonds and/or other evidences of indebtedness, which we refer to collectively as “debt securities.” We may offer such debt securities in one or more series in amounts, at prices and on terms to be determined at the time of sale. This prospectus covers the following information about offered debt securities will be set forth in a Prospectus Supplement that will accompany this Prospectus: the specific designation, aggregate principal amount, subordination provisions, if any, currency denomination, maturity, interest rate — which may be fixed or variable, time of payment of interest, if any, any terms for redemption at our option or the holder’s option, any terms for sinking fund payments, whether such securities are exchangeable into other securities, the initial public offering price and any other terms of the debt securities and the offering.
The debt securities are expected to be issued only in registered form. All or a portion of the debt securities of any series may be issued to a depository as a global security and may be exchangeable for physical securities only under limited conditions.
We may sell debt securities to or through underwriters or dealers, and also may sell debt securities to other purchasers directly or through agents. An accompanying Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the debt securities offered hereby, the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters, dealers or agents.
Our Common Shares are listed for trading on the New York Stock Exchange under the symbol “USM.” In addition, certain of our debt is listed for trading on the New York Stock Exchange. The relevant Prospectus Supplement will contain information, if applicable, as to whether the debt securities offered will be listed for trading on any securities exchange or other market.
Investing in our debt securities involves risk. See “Risk Factors” on page 7 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 9, 2020

FORWARD LOOKING STATEMENTS
This Prospectus and the documents incorporated by reference herein contain statements that are not based on historical facts and represent “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of the Securities and Exchange Commission (“SEC”). All statements, other than statements of historical facts, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include those set forth below and the risks included or incorporated by reference under “Risk Factors.” However, such factors are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements contained in this Prospectus and the documents incorporated by reference herein. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. U.S. Cellular undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. You should carefully consider the Risk Factors included or incorporated by reference herein, the following factors and other information contained in, or incorporated by reference into, this Prospectus to understand the material risks relating to U.S. Cellular’s business.
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The impact of the COVID-19 pandemic on U.S. Cellular’s business is uncertain, but depending on its duration and severity it could have a material adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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Intense competition in the markets in which U.S. Cellular operates could adversely affect U.S. Cellular’s revenues or increase its costs to compete.

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A failure by U.S. Cellular to successfully execute its business strategy (including planned acquisitions, spectrum acquisitions, divestitures and exchanges) or allocate resources or capital effectively could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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Uncertainty in U.S. Cellular’s future cash flow and liquidity or the inability to access capital, deterioration in the capital markets, other changes in U.S. Cellular’s performance or market conditions, changes in U.S. Cellular’s credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to U.S. Cellular, which could require U.S. Cellular to reduce its construction, development or acquisition programs, reduce the amount of wireless spectrum licenses acquired, and/or reduce or cease share repurchases.

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U.S. Cellular has a significant amount of indebtedness which could adversely affect its financial performance and in turn adversely affect its ability to make payments on its indebtedness, comply with terms of debt covenants and incur additional debt.

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Changes in roaming practices or other factors could cause U.S. Cellular’s roaming revenues to decline from current levels, roaming expenses to increase from current levels and/or impact U.S. Cellular’s ability to service its customers in geographic areas where U.S. Cellular does not have its own network, which could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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A failure by U.S. Cellular to obtain access to adequate radio spectrum to meet current or anticipated future needs and/or to accurately predict future needs for radio spectrum could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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To the extent conducted by the Federal Communications Commission (“FCC”), U.S. Cellular may participate in FCC auctions for additional spectrum or for funding in certain Universal Service programs in the future directly or indirectly and, during certain periods, will be subject to the FCC’s anti-collusion rules, which could have an adverse effect on U.S. Cellular.

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Failure by U.S. Cellular to timely or fully comply with any existing applicable legislative and/or regulatory requirements or changes thereto could adversely affect U.S. Cellular’s business, financial condition or results of operations.

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An inability to attract people of outstanding talent throughout all levels of the organization, to develop their potential through education and assignments, and to retain them by keeping them engaged, challenged and properly rewarded could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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U.S. Cellular’s assets and revenue are concentrated in the U.S. wireless telecommunications industry. Consequently, its operating results may fluctuate based on factors related primarily to conditions in this industry.

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U.S. Cellular’s smaller scale relative to larger competitors that may have greater financial and other resources than U.S. Cellular could cause U.S. Cellular to be unable to compete successfully, which could adversely affect its business, financial condition or results of operations.

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Changes in various business factors, including changes in demand, consumer preferences and perceptions, price competition, churn from customer switching activity and other factors, could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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Advances or changes in technology could render certain technologies used by U.S. Cellular obsolete, could put U.S. Cellular at a competitive disadvantage, could reduce U.S. Cellular’s revenues or could increase its costs of doing business.

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Complexities associated with deploying new technologies present substantial risk and U.S. Cellular investments in unproven technologies may not produce the benefits that U.S. Cellular expects.

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U.S. Cellular receives regulatory support and is subject to numerous surcharges and fees from federal, state and local governments, and the applicability and the amount of the support and fees are subject to great uncertainty, which could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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Changes in U.S. Cellular’s enterprise value, changes in the market supply or demand for wireless spectrum licenses, adverse developments in the business or the industry in which U.S. Cellular is involved and/or other factors could require U.S. Cellular to recognize impairments in the carrying value of its wireless spectrum licenses and/or physical assets.

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Costs, integration problems or other factors associated with acquisitions, divestitures or exchanges of properties or wireless spectrum licenses and/or expansion of U.S. Cellular’s business could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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A failure by U.S. Cellular to complete significant network construction and systems implementation activities as part of its plans to improve the quality, coverage, capabilities and capacity of its network, support and other systems and infrastructure could have an adverse effect on its operations.

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Difficulties involving third parties with which U.S. Cellular does business, including changes in U.S. Cellular’s relationships with or financial or operational difficulties of key suppliers or independent agents and third party national retailers who market U.S. Cellular’s services, could adversely affect U.S. Cellular’s business, financial condition or results of operations.

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U.S. Cellular has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on U.S. Cellular’s financial condition or results of operations.

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A failure by U.S. Cellular to maintain flexible and capable telecommunication networks or information technology, or a material disruption thereof, could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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U.S. Cellular has experienced and in the future expects to experience, cyber-attacks or other breaches of network or information technology security of varying degrees on a regular basis, which could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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Changes in facts or circumstances, including new or additional information could require U.S. Cellular to record adjustments to amounts reflected in the financial statements, which could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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Disruption in credit or other financial markets, a deterioration of U.S. or global economic conditions or other events could, among other things, impede U.S. Cellular’s access to or increase the cost of financing its operating and investment activities and/or result in reduced revenues and lower operating income and cash flows, which would have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from wireless devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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Claims of infringement of intellectual property and proprietary rights of others, primarily involving patent infringement claims, could prevent U.S. Cellular from using necessary technology to provide products or services or subject U.S. Cellular to expensive intellectual property litigation or monetary penalties, which could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

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There are potential conflicts of interests between TDS and U.S. Cellular.

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Certain matters, such as control by TDS and provisions in the U.S. Cellular Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of U.S. Cellular or have other consequences.

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The market price of U.S. Cellular’s Common Shares is subject to fluctuations due to a variety of factors.

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Any of the foregoing events or other events could cause revenues, earnings, capital expenditures and/or any other financial or statistical information to vary from U.S. Cellular’s forward-looking estimates by a material amount.

ABOUT THIS PROSPECTUS
We filed a Registration Statement on Form S-3 in order to register $500 million of senior debt securities or subordinated debt securities that may be issued pursuant to this Prospectus. This Prospectus provides you with a general description of such debt securities. Additional information about offered debt securities will be included in a Prospectus Supplement that will accompany this Prospectus.
As allowed by SEC rules, this Prospectus does not contain all of the information which you can find in the Registration Statement. You are referred to the Registration Statement and the exhibits thereto for further information. This document is qualified in its entirety by such other information. The Registration Statement can be read at the SEC web site or at the SEC offices specified under the heading “Where You Can Find More Information” below.
As used in this Prospectus, “U.S. Cellular,” the “Company,” “we,” “us” and/or “our” refers to United States Cellular Corporation, unless the context requires otherwise. References to “TDS” mean Telephone and Data Systems, Inc., U.S. Cellular’s parent company.
You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date of such Prospectus, and neither the mailing of this Prospectus to shareholders nor the issuance of any securities hereunder shall create any implication to the contrary. This Prospectus does not offer to buy or sell securities in any jurisdiction where it is unlawful to do so.

RISK FACTORS
Our business is subject to risks and uncertainties. You should carefully consider and evaluate all of the information included and incorporated by reference in this Prospectus, including the risk factors incorporated by reference from Part I, Item 1A of our most recent Annual Report on Form 10-K, as may be updated by Part II, Item 1A of our Quarterly Reports on Form 10-Q and other SEC filings filed after such Annual Report, which are incorporated by reference herein. See “Where You Can Find More Information” below. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of such risks. The Prospectus Supplement related to an offering may also include certain risks relating to that offering.
U.S. CELLULAR
U.S. Cellular provides wireless telecommunications services to customers with approximately 4.9 million connections in 21 states collectively representing a population of approximately 31 million as of June 30, 2020. U.S. Cellular’s strategy is to attract and retain wireless customers through a value proposition comprised of a high-quality network, outstanding customer service, and competitive devices, plans, and pricing, all provided with a local focus. U.S. Cellular’s business development strategy is to obtain interests in and access to wireless licenses in its current operating markets and in areas adjacent to or in close proximity to its other wireless licenses, thereby building contiguous operating market areas. U.S. Cellular is a subsidiary of and is controlled by Telephone and Data Systems, Inc. (“TDS”). As of June 30, 2020, TDS owned approximately 82% of U.S. Cellular’s common stock. U.S. Cellular was incorporated in Delaware in 1983. U.S. Cellular has its principal executive offices at 8410 West Bryn Mawr, Chicago, Illinois 60631, and its telephone number is (773) 399-8900.
For current selected financial information and other information about U.S. Cellular, see U.S. Cellular’s Annual Report on Form 10-K for the most recent fiscal year, which includes certain portions of U.S. Cellular’s Annual Report to Shareholders, as incorporated by reference herein. See also our Quarterly Reports on Form 10-Q and other SEC filings filed after such Annual Report, which are incorporated by reference herein. See “Where You Can Find More Information” below.
USE OF PROCEEDS
Unless otherwise indicated in an accompanying Prospectus Supplement, the net proceeds to be received by U.S. Cellular from the sale of debt securities offered by this Prospectus will be used principally for general corporate purposes, including: in connection with our acquisition, construction and development programs, which may include acquisition of additional spectrum; for the reduction of short-term debt; for working capital; the possible reduction of other long-term debt; the repurchase of shares; or to provide additional investments in our subsidiaries. Until the proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term investment securities.

DESCRIPTION OF DEBT SECURITIES
We expect to issue the senior debt securities under the Indenture dated as of June 1, 2002 (the “Senior Indenture”) between U.S. Cellular and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company), as Trustee, which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. We expect to issue the subordinated debt securities under the Indenture, dated as of September 16, 2013 (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), between U.S. Cellular and The Bank of New York Mellon Trust Company, N.A., as Trustee, which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The following is a summary of the material terms of the Senior Indenture and the Subordinated Indenture.
The statements contained in this Prospectus relating to the Indentures and the debt securities we may issue are summaries and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures (including those terms made a part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”)) and the other instruments defining the rights of holders of specific debt securities to be filed with the SEC at the time that such debt securities are issued. You should read the Indentures and such other documents for information that may be important to you before you buy any debt securities.
General Terms of the Indentures
The debt securities that we may issue under the Indentures will be our direct obligations and may include debentures, notes, bonds and other evidences of indebtedness.
The Indentures do not limit the aggregate principal amount of debt securities, secured or unsecured, which we may issue under the Indentures or otherwise.
We may issue debt securities under the Indentures from time to time in one or more series or tranches thereof, as authorized by a resolution of our board of directors and as set forth in a company order or one or more supplemental indentures creating such series.
Unless otherwise indicated in the applicable Prospectus Supplement, the Indentures also permit us to increase the principal amount of any series of debt securities previously issued and to issue such increased principal amount.
The debt securities may be denominated and payable in foreign currencies or units based on or relating to foreign currencies.
We will describe any special United States federal income tax considerations applicable to the debt securities in the Prospectus Supplement relating to those debt securities.
Senior debt securities issued under the Senior Indenture are expected to be unsecured obligations of U.S. Cellular and to rank pari passu with all other unsecured debt of U.S. Cellular. However, because U.S. Cellular is a holding company, the right of U.S. Cellular, and hence the right of the creditors of U.S. Cellular (including the holders of senior debt securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of U.S. Cellular as a creditor of such subsidiary may be recognized.
Subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of the senior debt of U.S. Cellular, including the senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities.
In addition, the ability of U.S. Cellular to make payments of principal and interest on the debt securities will be dependent upon the payment to it by its subsidiaries of dividends, loans or advances.

There are no restrictions in the Indentures against U.S. Cellular or its subsidiaries incurring secured or unsecured indebtedness or issuing secured or unsecured debt securities under the Indentures or other indentures.
The Indentures are subject to, and governed by, the Trust Indenture Act.
Designation of Terms of Securities
We will execute a company order and/or a supplemental indenture relating to a particular series of debt securities if and when we issue any debt securities.
We will describe the particular terms of each series of debt securities in a Prospectus Supplement relating to that series.
We can issue these debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount.
We will set forth in a Prospectus Supplement relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:
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the title and designation of such debt securities and series;

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any limitations on the aggregate principal amount of the debt securities of any series;

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whether the debt securities are to represent senior or subordinated indebtedness and, if subordinated debt securities, the specific subordination provisions applicable thereto;

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in the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness U.S. Cellular in right of payment, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

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the stated maturity or maturities of such series;

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the date or dates from which interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record date for the determination of holders to whom interest is payable on any such interest payment date;

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the interest rate or rates, which may be fixed or variable, or method of calculation of such rate or rates, for such series;

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the terms, if any, regarding the redemption, purchase or repayment of such series;

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whether or not the debt securities of such series will be issued in whole or in part in the form of a global security and, if so, the depository for such global security and the related procedures with respect to transfer and exchange of such global security;

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the form of the debt securities of such series;

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the maximum annual interest rate, if any, of the debt securities permitted for such series;

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whether the debt securities of such series shall be subject to periodic offering;

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the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest on the debt securities of such series will be payable, if other than dollars;

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any other information necessary to complete the debt securities of such series;

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the establishment of any office or agency at which the principal of and interest, if any, on debt securities of that series will be payable;

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if other than denominations of $1,000 or any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

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the obligations or instruments, if any, which may be eligible for use in defeasance of any debt securities in respect of the debt securities of a series denominated in a currency other than dollars or in a composite currency;

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whether or not the debt securities of such series will be issued as original issue discount securities and the terms thereof, including the portion of the principal amount thereof which will be payable upon declaration of acceleration of the maturity;

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whether the principal of and premium, if any, or interest, if any, on such debt securities is payable, at the election of U.S. Cellular or the holder thereof, in coin or currency, including composite currencies, other than that in which the debt securities are stated to be payable;

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whether the amount of payment of principal of and premium, if any, or interest, if any, on such debt securities may be determined with reference to an index, formula or other method, or based on a coin or currency other than that in which the debt securities are stated to be payable;

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any addition to, or modification or deletion of, any covenants or terms to the applicable Indenture, including events of default with respect to the debt securities of the series;

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the terms and conditions, if any, pursuant to which the debt securities of the series are secured;

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whether the debt securities of the series will be exchangeable into other securities and, if so, the terms and conditions upon which such securities will be exchangeable; and

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any other terms of such series not inconsistent with the applicable Indenture.

We may issue debt securities at a discount below their stated principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of maturity. In that event, we will describe any material federal income tax considerations and other material considerations in the applicable Prospectus Supplement.
Form, Exchange, Registration and Transfer
Debt securities in definitive form will be issued as registered securities without coupons in denominations of $1,000, unless otherwise specified in an accompanying Prospectus Supplement, and will be authenticated by the Trustee.
You may present debt securities for registration of transfer, with the form of transfer endorsed thereon duly executed, or exchange, at the office of the security registrar, without service charge and upon payment of any taxes and other governmental charges.
Such transfer or exchange will be effected upon U.S. Cellular or the security registrar being satisfied with the documents of title and identity of the person making the request.
It is expected that the security register will be maintained by the Trustee at its offices in New York, New York.
We may change the securities registrar and the place for registration of transfer and exchange of the debt securities and may designate one or more additional places for such registration and exchange.
We will not be required to:
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issue, register the transfer of or exchange any debt security during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding debt securities and ending at the close of business on the day of such mailing, or

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register the transfer of or exchange any debt securities or portions thereof called for redemption in whole or in part.

Payment and Paying Agents
You will receive payment of principal of and premium, if any, on any debt security only against surrender by you to the paying agent of such debt security.

Principal of and any premium and interest on any debt security will be payable at the office of such paying agent or paying agents as we may designate from time to time.
It is expected that the Trustee will act as paying agent with respect to debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.
All moneys paid by us to a paying agent for the payment of the principal of and premium, if any, or interest, if any, on any debt securities that remain unclaimed at the end of two years after such principal, premium, if any, or interest will have become due and payable, subject to applicable law, will be repaid to us and the holder of such debt security will thereafter look only to us for payment thereof.
Book-Entry Debt Securities
Except under the circumstances described below, the debt securities may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depository as we may designate and registered in the name of a nominee of such depository.
It is expected that The Depository Trust Company will be the designated depository. Information about the designated depository will be set forth in the Prospectus Supplement.
Book-entry debt securities represented by a global security will not be exchangeable for certificated notes and, except as set forth below or in the Prospectus Supplement, will not otherwise be issuable as certificated notes. Except as set forth below or in the Prospectus Supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual book-entry debt securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of any such book-entry security and will not be considered the owners thereof under the applicable Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.
So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the sole owner of the individual book-entry debt securities represented by such global security for all purposes under the applicable Indenture.
None of U.S. Cellular, the Trustee nor any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the depository’s records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.
Payments of principal of and premium, if any, and any interest on individual book-entry debt securities represented by a global security will be made to the depository or its nominee, as the case may be, as the owner of such global security.
If the designated depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, we will issue individual certificated notes in exchange for the global note representing the corresponding book-entry debt securities.
In addition, we may at any time and in our sole discretion determine not to have any debt securities represented by the global security and, in such event, will issue individual certificated notes in exchange for the global security representing the corresponding book-entry debt securities. In any such instance, an owner of a book-entry security represented by a global security will be entitled to physical delivery of individual certificated notes equal in principal amount to such book-entry security and to have such certificated notes registered in his or her name.
Modification of the Indentures
With the Consent of Securityholders. The Indentures contain provisions permitting U.S. Cellular and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series that are affected by the modification, to modify such Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of debt securities. However, no such modification, without the consent of the holder of each outstanding security affected thereby, may:
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extend the fixed maturity of any debt securities of any series;

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reduce the principal amount of any debt securities of any series;

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reduce the rate or extend the time of payment of interest on any debt securities of any series;

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reduce any premium payable upon the redemption of any debt securities of any series;

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reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity of any debt securities of any series;

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reduce the percentage of holders of aggregate principal amount of debt securities which are required to consent to any such supplemental indenture; or

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reduce the percentage of holders of aggregate principal amount of debt securities which are required to waive any default and its consequences.

Without the Consent of Securityholders. In addition, U.S. Cellular and the Trustee may execute, without the consent of any holder of debt securities, any supplement to an Indenture for certain other usual purposes, including:
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to evidence the succession of another person to U.S. Cellular or a successor to U.S. Cellular, and the assumption by any such successor of the covenants of U.S. Cellular contained in such Indenture or otherwise established with respect to the debt securities;

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to add to the covenants of U.S. Cellular further covenants, restrictions, conditions or provisions for the protection of the holders of the debt securities of all or any series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default with respect to such series permitting the enforcement of all or any of the several remedies provided in such Indenture;

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to cure any ambiguity or to correct or supplement any provision contained in such Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in such Indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under such Indenture as are not inconsistent with the provisions of such Indenture and will not adversely affect the rights of the holders of the Securities of any series which are outstanding in any material respect;

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to change or eliminate any of the provisions of such Indenture or to add any new provision to such Indenture, except that such change, elimination or addition will become effective only as to debt securities issued pursuant to or subsequent to such supplemental indenture unless such change, elimination or addition does not adversely affect the rights of any securityholder of outstanding debt securities in any material respect;

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to establish the form or terms of debt securities of any series as permitted by such Indenture;

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to add any additional Events of Default with respect to all or any series of outstanding debt securities;

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to add guarantees with respect to debt securities or to release a guarantor from guarantees in accordance with the terms of the applicable series of debt securities;

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to secure a series of debt securities by conveying, assigning, pledging or mortgaging property or assets to the Trustee as collateral security for such series of debt securities;

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to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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to provide for the authentication and delivery of bearer debt securities and coupons representing interest, if any, on such debt securities, and for the procedures for the registration, exchange and replacement of such debt securities, and for the giving of notice to, and the solicitation of the vote or consent of, the holders of such debt securities, and for any other matters incidental thereto;

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to evidence and provide for the acceptance of appointment by a separate or successor Trustee with respect to the debt securities and to add to or change any of the provisions of such Indenture as may be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

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to change any place or places where

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the principal of and premium, if any, and interest, if any, on all or any series of debt securities will be payable,

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all or any series of debt securities may be surrendered for registration of transfer,

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all or any series of debt securities may be surrendered for exchange, and

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notices and demands to or upon U.S. Cellular in respect of all or any series of debt securities and such Indenture may be served, which must be located in New York, New York or be the principal office of U.S. Cellular;

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to provide for the payment by U.S. Cellular of additional amounts in respect of certain taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto;

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to provide for the issuance of debt securities denominated in a currency other than dollars or in a composite currency and for all matters incidental thereto; or

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to comply with any requirements of the SEC or the Trust Indenture Act.

Covenants
Except as may be set forth in a Prospectus Supplement relating to a series of debt securities, the Indentures do not include any covenants restricting or providing any additional rights to holders of debt securities in the event of a merger or similar transaction involving U.S. Cellular or the granting of security interests or a sale and leaseback transaction by U.S. Cellular.
Events of Default
The Indentures provide that any one or more of the following described events, which has occurred and is continuing, constitutes an “Event of Default” with respect to each series of debt securities issued pursuant to such Indenture:
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failure for 30 days to pay interest on debt securities of that series when due and payable; or

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failure for three business days to pay principal or premium, if any, on debt securities of that series when due and payable whether at maturity, upon redemption, pursuant to any sinking fund obligation, by declaration or otherwise; or

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failure by U.S. Cellular to observe or perform any other covenant (other than those specifically relating to another series) contained in such Indenture for 90 days after written notice to U.S. Cellular from the Trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series; or

•
certain events involving bankruptcy, insolvency or reorganization of U.S. Cellular; or

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any other event of default provided for in a series of debt securities.

Except as may otherwise be set forth in a Prospectus Supplement, the Trustee or the holders of not less than 33% in aggregate outstanding principal amount of any particular series of debt securities may declare the principal due and payable immediately upon an Event of Default with respect to such series. Holders of a majority in aggregate outstanding principal amount of such series may annul any such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee.
The holders of a majority in aggregate outstanding principal amount of any series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series.

Subject to the provisions of the applicable Indenture relating to the duties of the Trustee in case an Event of Default will occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders of the debt securities, unless such holders will have offered to the Trustee indemnity satisfactory to it.
The holders of a majority in aggregate outstanding principal amount of any series of debt securities affected thereby may, on behalf of the holders of all debt securities of such series, waive any past default, except as discussed in the following paragraph.
The holders of a majority in aggregate outstanding principal amount of any series of debt securities affected thereby may not waive a default in the payment of principal, premium, if any, or interest when due otherwise than by
•
acceleration, unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee; or

•
a call for redemption or any series of debt securities.

We are required to file annually with the Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the Indentures.
Consolidation, Merger and Sale
The Indentures do not contain any covenant that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions.
The successor corporation must assume due and punctual payment of principal or premium, if any, and interest on the debt securities.
Defeasance
Debt securities of any series may be defeased in accordance with their terms and, unless the supplemental indenture or company order establishing the terms of such series otherwise provides, as set forth below.
We at any time may terminate as to a series our obligations with respect to the debt securities of that series under any restrictive covenant which may be applicable to that particular series, commonly known as “covenant defeasance.” All of our other obligations would continue to be applicable to such series.
We at any time may also terminate as to a series substantially all of our obligations with respect to the debt securities of such series and the applicable Indenture, commonly known as “legal defeasance.” However, in legal defeasance, certain of our obligations would not be terminated, including our obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a security, to replace destroyed, lost or stolen debt securities and to maintain agencies in respect of the debt securities.
We may exercise our legal defeasance option notwithstanding our prior exercise of any covenant defeasance option.
If we exercise a defeasance option, the particular series will not be accelerated because of an event that, prior to such defeasance, would have constituted an Event of Default.
To exercise either of our defeasance options as to a series, we must irrevocably deposit in trust with the Trustee or any paying agent money, certain eligible obligations as specified in the applicable Indenture, or a combination thereof, in an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the debt securities of such series that are outstanding.
Such defeasance or discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel stating that:

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the holders of such debt securities will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the applicable Indenture with respect to such series, and

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that such holders will realize gain, loss or income on such debt securities, including payments of interest thereon, in the same amounts and in the same manner and at the same time as would have been the case if such satisfaction and discharge had not occurred.

The amount of money and eligible obligations on deposit with the Trustee may not be sufficient to pay amounts due on the debt securities of that series at the time of an acceleration resulting from an Event of Default if:
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we exercise our option to effect a covenant defeasance with respect to the debt securities of any series, and

•
the debt securities of that series are thereafter declared due and payable because of the occurrence of any Event of Default that results from an event, act or condition which does not arise from any covenant that has been defeased.

In such event, we would remain liable for such payments.
Governing Law
The Senior Indenture and the senior debt securities issued thereunder will be governed by the laws of the State of Illinois.
The Subordinated Indenture and the subordinated debt securities issued thereunder will be governed by the laws of the State of New York.
Concerning the Trustee
The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company), the trustee under the Indentures, is an affiliate of The Bank of New York Mellon Corporation, which is one of a number of financial services organizations with which TDS, U.S. Cellular and their subsidiaries maintain ordinary banking and other financial relationships including, in certain cases, credit facilities. In connection therewith, we utilize or may utilize some of the banking and other services offered by The Bank of New York Mellon Corporation or its affiliates, including The Bank of New York Mellon Trust Company, N.A., in the normal course of business, including securities custody services.
The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company) is Trustee with respect to U.S. Cellular’s 6.95% Senior Notes due 2060, 6.70% Senior Notes due 2033, 7.25% Senior Notes due 2063 and 7.25% Senior Notes due 2064 that were issued under the Senior Indenture.
Information relating to Registration and Sale of Debt Securities
U.S. Cellular filed a Registration Statement on Form S-3 in order to register $500 million of senior and subordinated debt securities that may be issued pursuant to this Prospectus. The U.S. Cellular board of directors has authorized the U.S. Cellular pricing committee to have standing authority, among other things, to (i) authorize and cause to be filed with the SEC upon the issuance of securities under or upon the expiration or other termination of any Form S-3 Registration Statement, a new or amended Form S-3 Registration Statement, and to continue to successively renew or amend such registration statement upon subsequent issuances, expirations or other terminations so that up to $500 million of debt securities continue to be registered, and (ii) from time to time, cause U.S. Cellular to establish, issue and sell debt securities for debt refinancings, or issue and sell debt securities for purposes other than debt refinancings; provided that this authority can be revised by the U.S. Cellular board of directors at any time or from time to time.

PLAN OF DISTRIBUTION
We may sell debt securities being offered hereby:
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directly to purchasers,

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through agents,

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through underwriters, and

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through dealers.

The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
Directly to Purchasers
Offers to purchase debt securities may be solicited directly by U.S. Cellular and sales thereof may be made by U.S. Cellular directly to institutional investors or others. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Any purchasers of such debt securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those debt securities.
Agents
Offers to purchase debt securities may be solicited by agents designated by U.S. Cellular from time to time. Any such agent involved in the offer or sale of the debt securities in respect of which this Prospectus is delivered will be named, and any commissions payable by U.S. Cellular to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the debt securities so offered and sold.
Underwriters
If underwriters are utilized in the sale, U.S. Cellular will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the debt securities in respect of which this Prospectus is delivered to the public. Any underwriters will acquire debt securities for their own account and may resell such debt securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the debt securities offered thereby. If any underwriters are utilized in the sale of the debt securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of debt securities will be obligated to purchase all such debt securities, if any are purchased.
Dealers
If a dealer is utilized in the sale of the debt securities in respect of which this Prospectus is delivered, U.S. Cellular will sell such debt securities to the dealer, as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating to those offers and sales. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the debt securities so offered and sold.
Delayed Delivery Contracts
If so indicated in the Prospectus Supplement, U.S. Cellular will authorize agents and underwriters to solicit offers by certain institutions to purchase debt securities from U.S. Cellular at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the Prospectus Supplement.
Each delayed delivery contract will be for an amount not less than, and unless U.S. Cellular otherwise agrees the aggregate principal amount of debt securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of U.S. Cellular.
Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the debt securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.
A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of debt securities pursuant to delayed delivery contracts accepted by U.S. Cellular.
Remarketing
Debt securities may also be offered and sold, if so indicated in the related Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us and/or any selling shareholders. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the related Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the debt securities remarketed by them.
General Information
Each series of debt securities will be a new issue and may have no established trading market. Unless otherwise specified in a related Prospectus Supplement, we will not be obligated to take any action to list any series of debt securities on an exchange or to otherwise facilitate a trading market for such debt securities. We cannot assure you that there will be any liquidity in the trading market for any of the debt securities. Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us, our subsidiaries and/or any selling shareholders in the ordinary course of their businesses. The place, time of delivery and other terms of the sale of the offered debt securities will be described in the applicable Prospectus Supplement. In order to comply with the securities laws of some states, if applicable, the debt securities offered hereby will be sold in those jurisdictions only through registered or licensed brokers or dealers.
In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with. Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the debt securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the debt securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the debt securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
Agents, underwriters and dealers may be entitled under agreements entered into with U.S. Cellular to indemnification by U.S. Cellular against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. In addition, directors, officers and controlling persons of U.S. Cellular are entitled under the U.S. Cellular charter and bylaws and Delaware law to indemnification for civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
U.S. Cellular is controlled by TDS. The validity of the debt securities offered hereby will be passed upon for U.S. Cellular by the law firm of Sidley Austin LLP, Chicago, Illinois. The following persons are members of such firm: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive chairman of the board and member of the board of directors of TDS and a director of U.S. Cellular; Stephen P. Fitzell, the General Counsel and Assistant Secretary of TDS and U.S. Cellular and General Counsel and/or an Assistant Secretary of certain other subsidiaries of TDS. Walter C.D. Carlson does not perform any legal services for TDS, U.S. Cellular or their subsidiaries.
EXPERTS
The financial statements, except as they relate to the Los Angeles SMSA Limited Partnership, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of United States Cellular Corporation for the year ended December 31, 2019, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Los Angeles SMSA Limited Partnership appearing in United States Cellular Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC. Such materials also may be accessed electronically by means of the SEC’s web site at http://www.sec.gov or on U.S. Cellular’s website at http://www.uscellular.com.
You also may obtain information about us from the New York Stock Exchange. Our Common Shares are listed for trading on the New York Stock Exchange under the symbol “USM.” In addition, our 6.95% Senior Notes due 2060 are listed on the New York Stock Exchange under the symbol “UZA,” our 7.25% Senior Notes due 2063 are listed on the New York Stock Exchange under the symbol “UZB”, our 7.25% Senior Notes due 2064 are listed on the New York Stock Exchange under the symbol “UZC” and our 6.250% Senior Notes due 2069 are listed on the New York Stock Exchange under the symbol “UZD.” The offices of the New York Stock Exchange, Inc. are located at 11 Wall Street, New York, New York, 10005.
The SEC allows us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus.
This Prospectus incorporates by reference the documents set forth below that have been filed previously with the SEC. These documents contain important information about our business and finances.
1. U.S. Cellular’s Annual Report on Form 10-K for the year ended December 31, 2019.
2. U.S. Cellular’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.
3. All other reports filed by U.S. Cellular pursuant to Section 13(a) and 15(d) of the Exchange Act since December 31, 2019; provided that any information in any Form 8-K that is not deemed to be “filed” pursuant to Item 2.02 or 7.01 of Form 8-K shall not be incorporated by reference herein.

This Prospectus also incorporates by reference additional documents that may be filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Prospectus and the date our offering is completed or terminated (other than information in such filings that was “furnished” under applicable SEC rules, rather than “filed”).
You may obtain copies of such documents which are incorporated by reference in this Prospectus (other than exhibits thereto that are not specifically incorporated by reference herein), without charge, upon written or oral request to Investor Relations, Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602, telephone (312) 630-1900. In order to ensure delivery of documents, any request therefor should be made not later than five business days prior to making an investment decision.

$
United States Cellular Corporation
      % Senior Notes due

PROSPECTUS SUPPLEMENT
      , 2020

Joint Book-Running Managers
BofA Securities
Morgan Stanley
RBC Capital Markets
UBS Investment Bank
Wells Fargo Securities

Lead Manager
Citigroup

Co-Managers
BNY Mellon Capital Markets, LLC
CIBC Capital Markets
TD Securities
Truist Securities
US Bancorp